Exhibit 99.1

FOR IMMEDIATE RELEASE

HC2 Announces Acquisition of Global Marine Systems Limited and

Completion of Related Financing Transactions

HERNDON, VA — (Marketwired) — 09/22/2014 — HC2 Holdings, Inc. (“HC2”) (OTCQB: HCHC) announced today the acquisition of Bridgehouse Marine Limited (“Bridgehouse”), the parent holding company of Global Marine Systems Limited (“Global Marine”).

Global Marine is a leading provider of engineering and underwater services, responding to the subsea cable installation, maintenance and burial requirements of its customers around the world. With a fleet of vessels and specialised subsea trenching and burial equipment, the company brings a 160 year legacy in deep and shallow water cable operations. The company’s main operating offices are in Chelmsford, UK and Singapore.

Philip Falcone, HC2’s Chairman, President and Chief Executive Officer, stated, “We are acquiring the world’s most experienced undersea cable installation and maintenance services provider at a time when significant opportunities exist globally in terms of Telecoms, Oil & Gas and Offshore Power requirements for subsea cabling expertise. This investment in a truly global industry leader gives us the opportunity to support the growth plans of a proven management team.”

“I am delighted that our ambitions for Global Marine have the support of an investor that has the vision necessary to enable us to realize the substantial growth potential in the coming years,” said Ian Douglas, Chief Executive Officer of Global Marine. “Together we will have the opportunity to develop the services we offer our existing customers and to bring our leading capability and expertise to customers and markets around the world.”

The Board of Global Marine will be strengthened with the addition of Dick Fagerstal as Executive Chairman. Mr. Fagerstal brings a wealth of industry-relevant experience to the Board alongside current directors, Ian Douglas and Global Marine’s Chief Financial Officer Bill Donaldson.

HC2 acquired Bridgehouse pursuant to a Sale and Purchase Agreement between Global Marine Holdings, LLC, a subsidiary of HC2, and the stockholders of Bridgehouse. The purchase price reflects an enterprise value of approximately $260 million, including assumed indebtedness of Global Marine, and was funded through a new senior secured credit facility provided by Jefferies

Finance LLC and a sale of convertible preferred stock to DG Capital Management, LLC and another investor. The sale of preferred stock will also provide HC2 with additional working capital for general corporate purposes.

Keith Hladek, HC2’s Chief Operating Officer, commented, “We are pleased with the response to our capital raise. This new capital raise will also allow HC2 to complete the tender for the remaining 30% that is outstanding of Schuff International, Inc. that the company does not already own.”

Please refer to HC2’s Current Report on Form 8-K to be filed with the Securities and Exchange Commission for a more complete description of the terms of the issuance of preferred stock and the terms of the Credit Agreement.

This press release is not an offer to sell or a solicitation of offers to buy preferred stock. The preferred stock has not been registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent an effective registration statement or an exemption from the registration requirements under applicable federal and state securities laws.

Cautionary Statement Regarding Forward Looking Statements

Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995: This release contains, and certain oral statements made by our representatives from time to time may contain, “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on current expectations, and are not strictly historical statements. In some cases, you can identify forward-looking statements by terminology such as “if,” “may,” “should,” “believe,” “anticipate,” “future,” “forward,” “potential,” “estimate,” “opportunity,” “goal,” “objective,” “growth,” “outcome,” “could,” “expect,” “intend,” “plan,” “strategy,” “provide,” “commitment,” “result,” “seek,” “pursue,” “ongoing,” “include” or in the negative of such terms or comparable terminology. These forward-looking statements inherently involve certain risks and uncertainties and are not guarantees of performance, results, or the creation of shareholder value, although they are based on our current plans or assessments which we believe to be reasonable as of the date hereof. Factors or risks that could cause our actual results to differ materially from the results are more fully described in our most recent annual report, quarterly reports or other filings with the Securities and Exchange Commission, which are available through our website at www.HC2.com. Such factors include, but are not limited to, the risk that we may fail to achieve the expected benefits of the acquisition of Global Marine; the ability of HC2’s subsidiaries (including target businesses following their acquisition) to generate sufficient net income and cash flows to make upstream cash distributions; the impact on our business and financial condition of our substantial indebtedness and the significant additional indebtedness and other financing obligations that HC2 and its subsidiaries may incur; HC2 and its subsidiaries’ ability to identify any suitable future acquisition opportunities; HC2 and its subsidiaries’ ability to generate efficiencies and implement cost avoidance, cost savings, income and margin growth, economies of scale and combined operations measures; HC2 and its subsidiaries’ ability to complete future acquisitions and dispositions; the effects of litigation and other contingent liabilities; changes in laws and regulations that affect our business; and risks that are particular to the operating subsidiaries of HC2 and may affect their financial performance. Other unknown or unpredictable factors could also affect our business, financial condition and results. Although we believe that the expectations reflected in the forward-looking statements are reasonable, there can be no assurance that any of the estimated or projected results will be realized. You should not place undue reliance on these forward-looking statements, which apply only as of the date hereof. Subsequent events and developments may cause our views to change. While we may elect to update these forward-looking statements at some point in the future, we specifically disclaim any obligation to do so.

About HC2

HC2 operates as a holding company of operating subsidiaries primarily in the United States and the United Kingdom. HC2 owns 70% of Schuff, the largest steel fabrication and erection company in the United States. HC2’s indirectly wholly owned subsidiary PTGi International Carrier Services, Inc. (“PTGi ICS”) is one of the leading international wholesale service providers to fixed and mobile network operators worldwide. HC2 owns a majority interest in ANG Holding, Inc., a premier retailer of natural gas motor fuel in the US Northeast. HC2’s indirectly wholly owned subsidiary Genovel Orthopedics, Inc. is researching the development of innovative products to treat early osteoarthritis of the knee. Founded in 1994, HC2 is headquartered in Herndon, Virginia. For more information, visit: www.HC2.com.

For information on HC2 Holdings, Inc., please contact:

HC2

ir@HC2.com

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